Exhibit 24

POWER OF ATTORNEY

The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Mogens C. Bay as attorney-in-fact in their name, place and stead to execute Valmont’s annual report on Form 10-K for the fiscal year ended December 31, 2016, together with any and all subsequent amendments thereof in their capacity as Director and hereby ratify all that said attorney-in-fact may do by virtue thereof.
DATED this 28th day of February, 2017.

/s/ Kaj den Daas	/s/ Dr. Theo W. Freye
Kaj den Daas, Director	Dr. Theo W. Freye, Director

/s/ James B. Milliken	/s/ Daniel P. Neary
James B. Milliken, Director	Daniel P. Neary, Director

/s/ Catherine J. Paglia	/s/ Clark T. Randt, Jr.
Catherine J. Paglia, Director	Clark T. Randt, Jr., Director

/s/ Walter Scott, Jr.	/s/ Kenneth E. Stinson
Walter Scott, Jr., Director	Kenneth E. Stinson, Director